Exhibit 3.16

F I L E D In the Office of the Secretary of State of Texas MAY 07 2013 Corporations Section

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

TEXANA MIDSTREAM HOLDING COMPANY LP

Pursuant to the provisions of Title 1, Chapter 3, Subchapter B of the Texas Business Organizations Code (the “TBOC”), Texana Midstream Holding Company LP, a Texas limited partnership (the “Partnership”), hereby adopts the following Amended and Restated Certificate of Formation (the “Amended and Restated Certificate”):

1.	The name of the Partnership is Texana Midstream Holding Company LP. The Partnership is a Texas limited partnership.

2.	This Amended and Restated Certificate (a) amends the name of the Partnership, (b) deletes Articles One through Five in their entirety, and (c) adds new Articles One through Six. The Amended and Restated Certificate reads in its entirety as follows:

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

APL SOUTHTEX MIDSTREAM HOLDING COMPANY LP

ARTICLE ONE

The name of the Partnership is APL SouthTex Midstream Holding Company LP.

ARTICLE TWO

The filing entity is a limited partnership.

ARTICLE THREE

The street address of the Partnership’s current registered office in the State of Texas is 350 N. St. Paul Street, Dallas, TX 75201 and the name of the current registered agent at such address is CT Corporation System.

ARTICLE FOUR

The address of the principal office of the Limited Partnership in the United States where records are to be kept or made available is 110 W. 7th St., Suite 2300, Tulsa, Oklahoma 74119.

HUI-159653v1

ARTICLE FIVE

The name of the sole general partner is APL SouthTex Pipeline Company LLC, a Texas limited liability company, and the mailing address and street address of the principal office of such general partner is 110 W. 7th St., Suite 2300, Tulsa, Oklahoma 74119.

ARTICLE SIX

3.	Each amendment set forth above has been made in accordance with, and approved in the manner required by, the provisions of the TBOC and the governing documents of the Partnership.

4.	This Amended and Restated Certificate, which is set forth in its entirety above, accurately states the text of the Certificate of Formation being restated and each amendment to the Certificate of Formation being restated that is in effect, as further amended by this Amended and Restated Certificate. This Amended and Restated Certificate does not contain any other change to the Certificate of Formation being restated except for the information permitted to be omitted by the provisions of the TBOC.

5.	This Amended and Restated Certificate will become effective when the document is filed with the Secretary of State of the State of Texas.

[Signature Page Follows]

HUI-159653v1	-2-

IN WITNESS WHEREOF, the undersigned hereby executes this Amended and Restated Certificate of Formation this 7th day of May, 2013

By:	APL SouthTex Pipeline Company LLC, its general partner

By:	/s/ Eugene N. Dubay
Name: Eugene N. Dubay Title: President

[SIGNATURE PAGE TO A&R CERTIFICATE OF FORMATION TEXANA MIDSTREAM HOLDING COMPANY LP]

HUI-159653